Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
Company contact:
Christina W. Hagan
Chief Financial Officer
(800) 332-9766
www.dawson3d.com
Dawson Geophysical to Present at EnerCom’s Oil & Services Conference VIII
MIDLAND, Texas, February 11, 2010/PRNewswire-FirstCall/—Stephen Jumper, President and Chief Executive Officer of Dawson Geophysical Company (NASDAQ: DWSN — News) (the “Company”), is scheduled to present at The Oil & Services Conference TM VIII hosted by EnerCom, Inc. on Wednesday, February 17, in San Francisco, beginning at 9:40 a.m. Pacific Time. A live webcast of Mr. Jumper’s presentation can be accessed at http://www.dawson3d.com and will be archived on the Company’s web site for 30 days. The live presentation will also be available and archived for 30 days at http://www.investorcalendar.com/CEPage.asp?ID=155175. A copy of the presentation materials may be accessed at www.dawson3d.com by clicking on the Investor Relations link or by contacting the Company’s executive offices at 1-800-332-9766.
During his presentation, Mr. Jumper will make references to EBITDA, which is a non-GAAP financial measure. A reconciliation of this non-GAAP measure to the applicable GAAP measure can be found in the Company’s earnings release for the quarter ended December 31, 2009, the first quarter of the Company’s 2010 fiscal year, furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on February 3, 2010, which is available on the Company’s web site.
About Dawson Geophysical Company
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
Forward-Looking Statements
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2009. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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